ROYALTY  PARTICIPATION AGREEMENT

This Royalty Participation Agreement (the “Royalty Agreement”) is entered into by and between Auriga Laboratories, Inc., a Delaware corporation, located at 5284 Adolfo Road Camarillo, California 93012, and each of its subsidiaries (collectively, the “Company”) and Prospector Capital Partners II, LLC, a Delaware limited liability company, located at 3112 Windsor Road, Suite A-137, Austin, Texas 78703 (the “Investor”).

RECITALS

WHEREAS, the Company is in the business of commercializing, licensing, and developing of prescription pharmaceutical products; and

WHEREAS, Company desires to issue and sell to the Investor, and the Investor has agreed to purchase from the Company a Senior Secured Convertible Promissory Note in a principal aggregate amount of $287,500 (the “Principal Financing Amount”), pursuant to that certain Senior Secured Convertible Note Purchase Agreement and Senior Secured Convertible Promissory Note between the parties hereto and of even date herewith (the “Senior Secured Loan Agreements”); and

WHEREAS, in consideration of the provision of the Principal Financing Amount, the Company desires to pay a percentage of all gains or revenue from the sales, licensing or disposition of the Products or other revenue of the Company to the Investor (the “Royalty Payments”); and

WHEREAS, the Investor and the Company wish to define with precision the terms and conditions of the Royalty Payments;

THEREFORE, in consideration of the mutual considerations herein, the receipt of which is mutually acknowledged, the parties hereto agree as follows:

1.           FINANCING.  Investor shall loan the gross amount of $287,500, subject to reduction of fees payable to any third party, to the Company pursuant to the Senior Secured Loan Agreements upon execution hereof.

2.           SOURCE, AMOUNT AND TIMING OF ROYALTY PAYMENTS.

(a).           Commencing upon the fiscal quarter ended June 30, 2008, the Company shall pay to Investor non-refundable Royalty Payments consisting of five percent (5.00%) of all “Gross Revenue” received by the Company based on (i) the sale, license, development, commercialization or monetization of the Products, and (ii) all gains on disposition of any Products or assets or other income until such time as the “Royalty Cap Amount” has been met.  The Royalty Payments shall be paid to the Investor within 15 days of the end of the quarter in which the Company receives payment for any Gross Revenue of the Products.

(b).           For the purposes of this Agreement, “Products” shall mean any current or future product, service or right commercialized, licensed, developed or otherwise monetized by the Company or its successors and assigns.

(c).           For the purposes of this Agreement, “Royalty Cap Amount” shall mean EIGHT MILLION U.S. DOLLARS (U.S. $8,000,000).

(d).           For the purposes of this Agreement, “Gross Revenue” shall mean the total gross receipts from sale, license, development, commercialization or other monetization of Products less the following amounts: (i) cash discounts, freight discounts, rebates or promotional allowances; and (ii) actual Product returns. For the avoidance of doubt, Gross Revenue shall be calculated in accordance with GAAP, consistent with revenue recognized in reporting the financial results of the Company.  The Company hereby agrees to use its commercial best efforts to maximize its Gross Revenue during the term of this Agreement.  “Gross Revenues” shall also include all settlement amounts, payments and damages received by Company which result from litigation or disputes related to or arising from the sale, license, development, commercialization or other monetization of Products.

3.           INFORMATION REQUIRED TO BE SUPPLIED WITH EACH PAYMENT.  With each Royalty Payment, the Company shall supply to the Investor a detailed and reasonably satisfactory accounting and reconciliation of how the Royalty Payment was calculated.  The Company agrees to have an officer certify each reconciliation and provide a reconciliation each calendar month during the term of this Agreement regardless of whether any Royalty Payment is due

4.           TERMINATION.  This Agreement shall terminate upon the payment in full of the Royalty Cap Amount.

5.           NO SALE OR ASSIGMENT BY COMPANY.  During the term of this Agreement, the Company may not (i) sell (other than ordinary course sales to customers), assign or otherwise transfer or encumber the Products, (ii) assign or otherwise transfer or encumber this Agreement, or (iii) create an obligation whereby the Company is required to pay all or a portion of Gross Revenue of the Products to any party in priority to the Investor, without either first (A) obtaining the prior written consent of the Investor to such sale, assignment, transfer or encumbrance, or (B) making the full payment of the Royalty Cap Amount provided for in Paragraph 2(c) above.

6.           NOTICES:

If to the Company, to:

Attn: CEO and Corporate Counsel
Auriga Laboratories, Inc.
5284 Adolfo Road
Camarillo, California  93012
Facsimile: (805) 299-4932

If to Investor, to:

Attn: Manager
Prospector Capital Partners II, LLC
3112 Windsor Road, Suite A-137
Austin, TX 78703
Facsimile: (866) 477-2971

7.           ASSIGNMENT BY INVESTOR.  Investor may assign a portion or all of its interest in this Agreement to an assignee.

8.           EXTRAORDINARY EVENT.  The Company agrees not to enter into a merger, recapitalization, sale or change of control of the Company or sale transaction involving all or substantially all of the Company’s equity or assets unless the acquiring or successor entity agrees in writing to recognize the Investor’s rights under this Agreement.

9.           APPLICABLE LAW, VENUE, JURISDICTION.  All questions concerning the construction, validity, enforcement and interpretation of the Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Austin.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Austin, Texas, county of Travis for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  The parties hereby waive all rights to a trial by jury.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company and the Investor have caused this Royalty Participation Agreement to be duly executed and delivered as of June 9, 2008.

AURIGA LABORATORIES, INC.

By: __________________________________
Name: ________________________________
Title: _________________________________

Address:
5284 Adolfo Road
Camarillo, CA 93012
Fax: (805) 299-4932

PROSPECTOR CAPITAL PARTNERS II, LLC

________________________________________
By: Hudson & Co., LLC
Its: Manager
Title: Authorized Person

Address:
3112 Windsor Road, Suite A-137
Austin, TX 78703
Fax: 866-477-2971